Exhibit (g)(4)
Schedule C
Our Fee Schedule
Our fee structure is comprised of:
•	6.5 basis point valuation of the total value of the fund.

•	Minimum fee of $15,000 per fund/sub fund per annum.
Indicative Global Custody Fee Schedule Inclusions and Exclusions
Inclusions
The following are provided as part of our core custody service:
•	Safekeeping of assets

•	Settlement of trades (contractual in major markets)

•	Collection of income (contractual in pay date in major markets)

•	Tax reclamation services

•	Corporate action processing

•	Derivatives processing

•	Proxy voting

•	Foreign exchange

•	Interest bearing cash accounts

•	Passport on the web reporting

•	Free receipt/delivery of stock
Exclusions
•	Execution costs and out-of-pocket expenses attributable to settlement and custody activities, such as stamp duty, securities re-registration fees and proxy voting physical representation/ad hoc expenses, will be passed through where applicable.

•	A charge may be passed through for facilitating on-site visits by your auditors.